Calculation of Filing Fee Tables
S-8
Kraft Heinz Co
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, par value $0.01 per share	457(a)	34,000,000	$ 23.745	$ 807,330,000.00	0.0001381	$ 111,492.27
Total Offering Amounts:						$ 807,330,000.00		$ 111,492.27
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 111,492.27
Offering Note
[1]	(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement on Form S-8 shall also cover such indeterminate number of additional shares of common stock, par value $0.01 per share (the "Common Stock") of The Kraft Heinz Company as may become issuable to prevent dilution in the event of stock splits, stock dividends or similar transactions pursuant to the terms of The Kraft Heinz Company Amended and Restated 2020 Omnibus Incentive Plan (the "Plan"). The "Proposed Maximum Offering Price Per Unit" and the "Maximum Aggregate Offering Price" are estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act based on the average of the high and low sale prices of the Common Stock, as quoted on the Nasdaq Global Select Market on May 22, 2026. (2) The "Amount Registered" represents 34,000,000 shares of Common Stock reserved for issuance under the Plan.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources